Aflac Incorporated 2009 Form 10-K

EXHIBIT 21

Aflac Incorporated

SUBSIDIARIES

The following list sets forth the subsidiaries of Aflac Incorporated:

Company	Jurisdiction
American Family Life Assurance Company of Columbus (Aflac)	Nebraska
*American Family Life Assurance Company of New York	New York
Communicorp, Incorporated	Georgia
Aflac Information Technology, Incorporated	Georgia
Aflac International, Incorporated	Georgia
**Aflac Insurance Services Company, Limited	Japan
**Aflac Payment Services Company, Limited	Japan
**Aflac Technology Services Company, Limited	Japan
**Aflac Heartful Services Company, Limited	Japan
Continental American Insurance Company	South Carolina
***Continental American Group, LLC	Georgia

*	Subsidiary of Aflac
**	Subsidiary of Aflac International, Incorporated
***	Subsidiary of Continental American Insurance Company